Monday November 15, 4:36 pm Eastern Time                          Exhibit 99.1
Company Press Release


                     Guidant Completes its Acquisition of
                         CardioThoracic Systems, Inc.

     INDIANAPOLIS, Ind. and MENLO PARK, Calif.--(BW Health Wire)-- Nov. 15, 1999--Guidant Corporation (NYSE:GDT - news; PCX:GDT), a world leader in the treatment of cardiovascular and vascular disease, today announced that it has completed its purchase of CardioThoracic Systems, Inc. (Nasdaq:CTSI - news), a pioneer in less invasive cardiac surgery. This acquisition, which was originally announced August 30 of this year, was completed with today's vote of approval by CTS shareholders.

     CTS is a leading developer of proprietary technologies for use in less-invasive cardiac surgery. It introduced its first-generation system for less invasive beating-heart bypass surgery in 1996. Since that time, CTS has shipped more than 40,000 beating-heart bypass systems. CTS employs approximately 160 people at its Cupertino, CA headquarters.

     "The acquisition of CTS provides an outstanding platform for Guidant's growth in cardiac surgery," said Ronald W. Dollens, Guidant's president and chief executive officer. "CTS has been a recognized leader in minimally invasive cardiac surgery. By integrating the talents and resources of CTS into our Cardiac & Vascular Surgery Group, we will be combining the efforts of two innovative organizations to offer an unmatched mix of novel products to meet the needs of an increasing number of patients, physicians and hospitals around the world."

     CTS has developed a broad range of products to advance the field of less invasive cardiac surgery. It pioneered the coronary artery bypass grafting
(CABG) procedure performed on a beating heart, with the CTS OPCAB and CTS MIDCAB access platform and stabilizer systems. The procedure enables the CABG procedure to be completed without the use of cardiopulmonary bypass, potentially reducing post-operative hospital stay and surgical complications while preserving the high-quality clinical outcomes associated with conventional CABG.

     It also established a leadership position in the rapidly growing beating-heart segment of the CABG market, with several hundred cardiac centers currently using CTS products. The company has also recently introduced the VOYAGER Aortic IntraClusion Device for less invasive valve and arrested-heart CABG procedures.

     "This acquisition represents not only a significant growth opportunity for Guidant, it also provides an immediate opportunity to expand our presence with the cardiac surgeon, an important new customer to us," said Jay Watkins, president of Guidant's Cardiac & Vascular Surgery Group. "In addition, it provides the opportunity and capability to expand our technology development in several important directions."

     Guidant's purchase of CTS represents another significant milestone in the company's strategic focus of developing market leadership in the areas of cardiac and vascular surgery.

     "The acquisition of CTS' cardiac surgery technology creates multiple opportunities for innovation by our Cardiac & Vascular Surgery Group," said James M. Cornelius, chairman of Guidant's Board of Directors. "The combined products that the C&VS Group will bring forward in minimally invasive surgery will create the strategic focus and product pipeline similar to our Vascular Intervention and Cardiac Rhythm Management business groups."

     A global leader in the medical device industry, Guidant provides innovative, minimally invasive and cost-effective products and services for the treatment of cardiovascular and vascular disease. For more information about Guidant's products and services, visit the company's Web site at http://www.guidant.com.

Contact:    Guidant Corporation
            Rob Allen, Media Relations, (317) 971-2031
            Renaldo Juanso, Media Relations, (408) 845-3185
            Todd McKinney, Investor Relations, (317) 971-2094